Rule 424(b)(3) Filing
                                          Registration Statement No. 33-57441
Prospectus

                             1,070,626 SHARES

                          SEALED AIR CORPORATION

                               COMMON STOCK
                        (PAR VALUE $0.01 PER SHARE)

          This Prospectus relates to 1,070,626 outstanding shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Sealed Air Corporation, a Delaware corporation ("Sealed Air"), that are being sold for the account of certain stockholders (the "Selling Stockholders") of Sealed Air. See "Plan of Distribution" for a brief description of the plan of distribution of the Shares. Neither Sealed Air nor any of its subsidiaries will receive any of the proceeds of the sale of such shares. All share amounts and prices in this Prospectus have been adjusted to reflect a two-for-one split-up of the Common Stock in the nature of a stock dividend distributed on September 29, 1995 to stockholders of record at the close of business on September 15, 1995.

          The Common Stock is traded on the New York Stock
Exchange.  The last reported sale price of Sealed Air Common
Stock on the New York Stock Exchange-Composite Transaction Index on September 28, 1995 was $27.38 per share.

          Neither delivery of this Prospectus nor any disposition or acquisition of Common Stock made pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or incorporated by reference herein since the date of this Prospectus or since the dates as of which information is set forth herein or incorporated by reference herein. No person is authorized to give any information or to make any representations other than as contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by Sealed Air. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of the Common Stock in any state to any person to whom it is unlawful to make such offer or solicitation in such state.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is September 29, 1995.

                    STATEMENT OF AVAILABLE INFORMATION

          Sealed Air is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by Sealed Air can be inspected and copied at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at regional public reference facilities maintained by the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Certain of such materials are also available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). Copies of such material can be obtained from the Public Reference Section of the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Sealed Air's reports, proxy statements and other information concerning Sealed Air can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          Sealed Air has filed with the SEC a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by Sealed Air (File No.
1-7834) with the SEC are hereby incorporated by reference into this Prospectus:

          (a) Sealed Air's Annual Report on Form 10-K for the year ended December 31, 1994, which incorporates by reference audited consolidated financial statements of Sealed Air for the three years ended December 31, 1994 that appear in Sealed Air's 1994 Annual Report to Stockholders, as amended by Amendment No. 1 on Form 10-K/A to such Annual Report on Form 10-K filed May 16, 1995;

          (b) Sealed Air's Current Report on Form 8-K, Date of Report January 10, 1995, reporting the acquisition by Sealed Air of Trigon Industries Limited and including certain consolidated financial statements of Trigon Industries Limited and certain unaudited and pro forma financial information of Sealed Air as and for the year ended December 31, 1994, as amended by Amendment No. 1 on Form 8-K/A to such Current Report on Form 8-K filed August 10, 1995;

          (c) Sealed Air's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and
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

          (d) the description of Sealed Air's capital stock which is contained in Item 1 of Sealed Air's Registration
Statement on Form 8-A dated May 1, 1979.

          All documents filed by Sealed Air with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) MAY BE OBTAINED UPON ORAL OR WRITTEN REQUEST WITHOUT CHARGE FROM THE SECRETARY, SEALED AIR CORPORATION, PARK 80 EAST, SADDLE BROOK, NEW JERSEY 07663-5291 (TELEPHONE NUMBER 201-791-7600).

                                THE COMPANY

          Sealed Air Corporation and its subsidiaries are engaged primarily in the manufacture and sale of protective and specialty packaging materials and systems.

          Originally formed in 1960, Sealed Air is incorporated in the State of Delaware and has its principal executive office at Park 80 East, Saddle Brook, New Jersey 07663-5291 (Telephone:
201-791-7600).

                           SELLING STOCKHOLDERS

          The Shares covered by this Prospectus, as listed on Exhibit A to this Prospectus, may be offered hereunder from time to time by the persons listed on Exhibit A ("the "Selling Stockholders") so long as the Registration Statement of which this Prospectus forms a part remains effective. All of the Shares covered by this Prospectus were issued by Sealed Air pursuant to a Share Purchase Agreement dated as of January 10, 1995 (the "Share Purchase Agreement") among Sealed Air, Sealed Air Holdings (NZ) Limited ("Holdings"), a New Zealand corporation, Trigon Industries Limited ("Trigon"), a New Zealand corporation, and James William Ferguson Foreman and Diane Shirley Foreman, each of whom is a New Zealand citizen (collectively, the "Foremans"), pursuant to which Holdings, a wholly-owned subsidiary of Sealed Air, acquired all of the outstanding shares of Trigon (the "Trigon Acquisition"). Pursuant to the Share Purchase Agreement, Sealed Air has agreed to use its commercially reasonable efforts to keep the Registration Statement of which this Prospectus forms a part effective until January 10, 1998.

            As of the date of this Prospectus, the Foremans and certain related interests (the "Foreman Interests") may be deemed for the purposes of the Securities Act of 1933, as amended (the "Securities Act"), to beneficially own approximately 664,786 Shares, representing approximately 1.6% of the outstanding shares of Sealed Air's Common Stock. Except for the Foreman Interests, Sealed Air has been advised that none of the Selling Stockholders may for the purposes of the Securities Act be deemed to own beneficially more than 1% of the outstanding shares of Sealed Air's Common Stock as of the date of this Prospectus.

          To the knowledge of Sealed Air, the only shares of Sealed Air's Common Stock owned by the persons listed on Exhibit A as of the date of this Prospectus are the shares indicated opposite their names, except that Messrs. Sargisson, Bushell and Fisher hold 9,176, 6,878, and 7,800 additional shares of Sealed Air's Common Stock, respectively, that are not subject to this Registration Statement.

          No Selling Stockholder deemed for purposes of the Securities Act to have beneficially owned any of the Shares covered by this Registration Statement held any position or had a material relationship with Sealed Air or any affiliate of Sealed Air during the three years preceding the consummation of the Trigon Acquisition. Subsequent to the Trigon Acquisition, certain of the Selling Stockholders have continued to serve as directors or officers of Trigon or certain of its subsidiaries, and the Foremans have retired from Trigon and its subsidiaries and become consultants to Sealed Air.

                           PLAN OF DISTRIBUTION

          The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders listed on Exhibit A to this Prospectus or by their pledgees, donees, transferees or other successors in interest. Neither Sealed Air nor any of its subsidiaries will receive any of the proceeds of the sale of such Shares.

          Any sales made pursuant to the offering set forth in this Prospectus may be made in one or more transactions on the New York Stock Exchange or other exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold in one or more transactions, including ordinary brokers' transactions through any broker selected by the Selling Stockholders or their successors in interest including transactions in which such broker solicits purchasers, block transactions in which such broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, exchange distributions in accordance with the rules of such exchange, or sales to one or more brokers or dealers for resale of such Shares as principals pursuant to this Prospectus. In effecting sales, the brokers or dealers engaged by the Selling Stockholders or their successors in interest may arrange for other brokers or dealers to participate. Sealed Air has also been advised that usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders or their successors in interest in connection with such sales, where appropriate, and that no agreements, arrangements or understandings have been entered into with brokers or dealers pertaining to the distribution of such Shares.

          The Selling Stockholders or their successors in interest and any brokers or dealers that participate with the Selling Stockholders in effecting transactions in the Shares may be deemed, without so admitting, to be underwriters. Any profits received by the Selling Stockholders and any discounts, fees or commissions received by such brokers or dealers might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                               LEGAL OPINION

          The validity of the Shares of Common Stock offered hereby has been passed upon for Sealed Air by Robert M. Grace, Jr., Esq., General Counsel and Secretary of Sealed Air. As of the date of this Prospectus, Mr. Grace was employed by Sealed Air and was the beneficial owner of approximately 98,316 shares of Sealed Air Common Stock.

                                  EXPERTS

          The consolidated financial statements and financial statement schedule of Sealed Air and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 incorporated by reference in this Prospectus and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in auditing and accounting. The 1994 report of KPMG Peat Marwick LLP covering the aforementioned consolidated financial statements refers to a change in Sealed Air's method of accounting for income taxes during 1993.

          The consolidated financial statements of Trigon Industries Limited prepared in accordance with New Zealand generally accepted accounting principles as of June 30, 1994 and for the year then ended have been incorporated by reference herein and in the Registration Statement by reference to Sealed Air's Current Report on Form 8-K reporting an event that occurred on January 10, 1995, as amended by Sealed Air's Amendment No. 1 on Form 8-K to such Current Report on Form 8-K filed August 10, 1995, in reliance upon the report of Ernst & Young, independent chartered accountants, given upon the authority of such firm as experts in auditing and accounting.

                                 EXHIBIT A



                                    Number of Shares
Names of Selling                    Subject to
Stockholders                        This Offering

Ferguson Holdings Limited              400,000
James William Company Limited          264,786
Mrs. P. C. Armstrong                     6,636
Mr. L. M. Belz                          13,028
Salish Investments Limited              73,578
Mr. J. C. M. Gibb, Mr. A. S. Henry      47,400
  and Mr. R. L. Ancell, as trustees
  of the Gibb Family Trust
Mr. J. C. M. Gibb                       33,998
Brylin Group Limited                    74,274
Mr. C. A. S. Newbald                     5,728
Mr. M. N. Sargisson                      6,672
Mr. A. B. Adams                            156
Domino International Pty, Limited        9,954
Mrs. M. A. Ancell                          922
Mr. R. L. Ancell                         5,530
Mr. H. R. Anderson                         400
Mr. J. K. Arnold                           782
Mrs. S. A. Ballard                         280
Mr. R. L. Barnett                        1,370
Mr. A. F. Birch                            400
Mr. B. J. Bourke                         5,180
Mr. E. C. Bushell                          690
Mr. G. A. Campbell                       1,520
Mr. G. J. Cassey                           200
Mr. W. P. Catcheside                     3,076
Mr. K. M. Chubb                         34,490
Mrs. M. D. Chubb                         2,042
Mr. B. E. Cleland                          200
Mr. J. S. Dawson                         1,600
Mr. D. S. A. Dockerty                       82
Mr. C. V. Downey                            80
Mr. M. C. Eddy                             200
Mr. G. T. Fisher                         2,648
Mrs. M. Y. Foreman                       1,522
Mr. R. E. Frew                           1,472

                                    Number of Shares
Names of Selling                    Subject to
Stockholders                        This Offering

Mr. M. G. Fullerton                      3,996
Mr. G. V. Gaugl                          2,654
Mr. L. B. Guilford                         678
Mr. A. R. Heathcote                        740
Mr. G. Henshilwood                       1,426
Mrs. C. G. Herbert                         662
Mr. S. W. Jordan                         2,746
Mr. B. Keller                               54
Mr. P. S. Lane                             200
Mr. M. J. Loft                           1,516
Mr. R. M. Mackintosh                        82
Mr. R. S. Manderson                      2,378
Mr. D. R. McClenaghan                    2,470
Mrs. M. W. McDonald                        496
Mrs. K. E. McGuire                         496
Mr. G. P. Metzger                       13,006
Mr. B. G. Moller                           828
Mrs. J. M. Moore                           994
Mr. W. D. Morrison                         846
Mr. R. I. Mouncey, Mrs. M. M. Mouncey    9,590
  and Mr. D. G. Muller, as trustees of the
  Mouncey Family Trust
Mr. M. S. Samuelson                        406
Mr. I. Smith                               994
Mr. L. G. Smith                          2,046
Mr. D. J. Snowdon                           78
Mr. T. W. Stevens                        2,416
Mrs. J. A. Terry                           820
Mr. S. D. Tree                             368
Mr. G. T. Wardrop                        1,032
Mrs. D. Wijnstok                           834
Mr. R. Wijnstok                         14,878

Total                                1,070,626
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